Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS THIRD QUARTER 2018 RESULTS

PERRYSBURG, Ohio (October 30, 2018) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the third quarter ended September 30, 2018.

“Our third quarter results were in line with management’s guidance, despite headwinds from foreign currency and transitory volume trends,” said Andres Lopez, CEO.  “Our European operations profited from ongoing favorable sales mix, pricing dynamics and continued cost reduction efforts.  In the Americas, O-I demand for glass was modestly positive when incorporating the strong year-on-year performance of our joint venture with CBI.  In Asia Pacific, we successfully completed our asset advancement projects for the year and will return the region to more normalized margins in the fourth quarter.  Building on a solid foundation at O-I, we expect renewed growth in sales, margins, earnings and cash flow in 2019 and beyond.”

Highlights

•                  For the third quarter of 2018, earnings from continuing operations were $0.75 per share (diluted), compared with $0.77 per share in 2017.  The adverse impact of foreign currency exchange rates was $0.04 in the quarter.

•                  Net sales were $1.7 billion, which was 3 percent lower than prior year third quarter, largely due to the adverse impact of the stronger U.S. dollar.

•                  Shipments declined compared with prior year, primarily due to the transfer of production to our joint venture with Constellation Brands and the impact of the poor 2017 grape harvest in Europe.  These headwinds were partially offset by price gains, which were reported in all segments.

•                  Earnings from continuing operations before income taxes were $168 million for the third quarter compared with $172 million for the same period in 2017.

•                  Segment operating profit of reportable segments(1) for the third quarter of 2018 was $255 million, $5 million lower than prior year period.  Excluding the $9 million adverse impact from foreign currency, segment operating profit was up 2 percent.  Improved pricing, which modestly outpaced operating costs in the quarter, was a key factor driving results.  In line with management expectations, segment operating profit in Europe was higher year-on-year, nearly flat in the Americas and lower in Asia Pacific.

•                  The Company repurchased approximately 0.7 million shares in the quarter.  Through the third quarter of 2018, the Company repurchased a total of 5.4 million shares.

•                  In October, the Company received the Vision for America Award, which is presented annually by Keep America Beautiful.  The Company was selected for significantly enhancing civic, environmental and social stewardship.  O-I is the first food and

(1)  Segment operating profit of reportable segments (“segment operating profit”) is a non-GAAP financial measure. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

beverage packaging company to achieve a gold rating in material health on the Cradle to Cradle Product Scorecard.  The Company also published an updated Corporate Social Responsibility report, which may be found on O-I.com.

Third Quarter 2018 Results

Net sales in the third quarter of 2018 were $1.7 billion, which was 3 percent lower than prior year third quarter.  The impact of currency adversely impacted net sales by 3 percent, and manifested in every region, yet was most pronounced in Americas (down 4 percent) and Asia Pacific (down 7 percent).  Prices were up approximately 2 percent, reflecting a favorable sales mix and ongoing cost inflation.

Global sales shipments were down 2 percent compared with prior year.  Sales in Europe were lower than prior year, despite higher shipments to non-alcoholic beverage customers.  Shipments to wine customers declined due to the weak grape harvest in the prior year and to food customers due to mix management.  Within the Americas, lower shipments in the U.S. — owing to shifting production to the JV with CBI and to ongoing trends in beer — were largely offset by gains reported in nearly every other country.  Shipments in Asia Pacific were lower year-on-year, largely due to Australia, which had strong sales in the comparable period; shipments in the rest of the region were up nearly 10 percent compared with prior year.

The Company’s joint venture with Constellation Brands, Inc., continues to perform well, again reporting higher sales compared with prior year, driven in part by the fourth furnace that ramped up earlier this year.  The fifth furnace is expected to be operational by the end of 2019.

Segment operating profit was $255 million in the quarter, compared with $260 million in the same period of 2017.  This decline was largely attributed to the $9 million unfavorable effect of foreign exchange currency rates.

•                  In Europe, segment operating profit continues to expand year-on-year.  In the third quarter of 2018, segment operating profit was $87 million, up 7 percent compared with $81 million in the third quarter of 2017.  This increase was essentially driven by price increases that more than offset cost inflation.  The region was able to largely offset the non-occurrence of an energy credit through a gain related to an asset sale and the impact of continued progress in reducing its structural costs through restructuring and its Total System Cost improvement.

•                  Segment operating profit in the Americas in the third quarter of 2018 was $158 million, nearly on par with prior year.  The favorable price gains reported across the region kept pace with cost inflation. In addition, the impact of lower volumes was fully offset by improved product mix and a gain related to a favorable court ruling in Brazil, which will allow the Company to recover revenue tax paid from previous years.

•                  Segment operating profit in Asia Pacific in the third quarter of 2018 was $10 million.  The magnitude of the year-on-year decline was in line with management expectations; sequentially, segment operating profit margins in the third quarter were substantially higher.  Planned asset improvement projects in the region drove operating costs higher. With the successful completion of these projects, Asia Pacific is expected to benefit from improving production volume and lower manufacturing expense going forward.  As a result, fourth quarter segment operating profit is expected to be nearly double prior year fourth quarter.

Retained corporate and other costs were in line with prior year.  Planned increased investments in research and development were offset by lower selling and administrative expenses.

The Company continues to actively manage its debt structure to mitigate financial risk, lower interest expense and reduce complexity.  Net interest expense was essentially in line with prior year.  While variable interest rates have been rising in the U.S., the Company benefited from lower pricing under its Bank Credit Agreement and its exposure to variable rates in Europe, which have been largely stable.

The Company launched its $400 million share repurchase program during the first quarter of 2018.  In the third quarter of 2018, the Company repurchased approximately 0.7 million shares for approximately $12 million.  Through the third quarter of 2018, the Company has repurchased 5.4 million shares for $107 million.

Outlook

For the full year 2018, the Company expects earnings from continuing operations to be in the range of $2.26 to $2.32 per share.

Excluding certain items management considers not representative of ongoing operations, the Company expects adjusted earnings to be in the range of $2.72 to $2.78, based on foreign currency exchange rates as of the end of third quarter 2018.  Management efforts to drive operational improvements are partially offsetting incremental pressure from the strong US dollar and lower-than-anticipated sales volumes in the second half of the year.

The Company expects cash provided by continuing operating activities for 2018 to be in the range of $750 to $775 million and adjusted free cash flow to be in the range of $350 to $375 million.  These estimates are $25 to $50 million lower than prior guidance.  The impact of currency continues to weigh on cash generation translated into US dollars.  And, inventories are now expected to be a use of cash, due to the revised outlook for sales volumes in late 2018.

The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions and currency rates, among other factors.

Conference Call Scheduled for October 31, 2018

O-I CEO Andres Lopez and CFO Jan Bertsch will conduct a conference call to discuss the Company’s latest results on Wednesday, October 31, 2018, at 8:00 a.m. EDT.  A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EDT, on October 31, 2018.  Ask for the O-I conference call. A replay of the call will be available on the O-I website,

www.o-i.com/investors, for a year following the call.

Contact:                Sasha Sekpeh, 567-336-5128 — O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s 2018 earnings conference call is currently scheduled for Wednesday, February 6, 2019, at 8:00 a.m. EST.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands.  The Company had revenues of $6.9 billion in 2017 and employs more than 26,500 people at 78 plants in 23 countries.  With global headquarters in Perrysburg, Ohio, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace.  For more information, visit o-i.com.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules.  Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted free cash flow, provide relevant and useful supplemental financial information, which is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance.  These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the Company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the Company’s principal business activity, which is glass container production.  Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share.  Segment operating profit relates to earnings from continuing operations before interest expense (net), and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate cost.  Segment operating profit margin is segment operating profit divided by segment net sales.  Management uses adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin to evaluate its period-over-period operating performance because it believes this provides a useful supplemental measure of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  Adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin may be useful to investors in evaluating the underlying operating performance of the Company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, adjusted free cash flow relates to cash provided by continuing operating activities less additions to property, plant and equipment plus asbestos-related payments.  Management uses adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes this provides a useful supplemental measure related to its principal business activity.  Adjusted free cash flow may be useful to investors to assist in understanding the comparability of cash flows generated by the Company’s principal business activity.  Since a significant majority of the Company’s asbestos-related claims are expected to be received in the next ten years, adjusted free cash flow may help investors to evaluate the long-term cash generation ability of the Company’s principal business activity as these asbestos-related payments decline.  It should not be inferred that the entire adjusted free cash flow amount is available for discretionary expenditures, since the Company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.  Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward-Looking Statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions,  disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (5) consumer preferences for alternative forms of packaging, (6) cost and availability of raw materials, labor, energy and transportation, (7) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (8) consolidation among competitors and customers, (9) the Company’s ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (10) unanticipated expenditures with respect to environmental, safety and health laws, (11) unanticipated operational disruptions, including higher capital spending, (12) the Company’s ability to further develop its sales, marketing and product development capabilities, (13) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (14) the Company’s ability to prevent and detect cybersecurity threats against its information technology systems, (15) the Company’s ability to accurately estimate its total asbestos-related liability or to control the timing and occurrence of events related to outstanding asbestos-related claims, including but not limited to settlements of those claims, (16) changes in U.S. trade policies, (17) the Company’s ability to achieve its strategic plan, and the other risk factors discussed in the Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s other filings with the Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

Unaudited

	Three months ended September 30		Nine months ended September 30
$ in millions, except per share amounts	2018	2017	2018	2017

Net sales	$1,734	$1,791	$5,242	$5,157
Cost of goods sold	(1,410)	(1,438)	(4,253)	(4,143)

Gross profit	324	353	989	1,014

Selling and administrative expense	(115)	(120)	(367)	(362)
Research, development and engineering expense	(17)	(15)	(50)	(46)
Interest expense, net	(63)	(63)	(199)	(204)
Equity earnings	19	22	57	55
Other income (expense), net	20	(5)	(49)	(61)

Earnings from continuing operations before income taxes	168	172	381	396

Provision for income taxes	(41)	(37)	(95)	(65)

Earnings from continuing operations	127	135	286	331

Loss from discontinued operations		(2)	(1)	(2)

Net earnings	127	133	285	329

Net earnings attributable to noncontrolling interests	(7)	(7)	(18)	(15)

Net earnings attributable to the Company	$120	$126	$267	$314

Amounts attributable to the Company:
Earnings from continuing operations	$120	$128	$268	$316
Loss from discontinued operations	—	(2)	(1)	(2)
Net earnings	$120	$126	$267	$314

Basic earnings per share:
Earnings from continuing operations	$0.75	$0.78	$1.67	$1.94
Loss from discontinued operations	—	(0.01)	(0.01)	(0.01)
Net earnings	$0.75	$0.77	$1.66	$1.93

Weighted average shares outstanding (thousands)	159,032	162,866	160,936	162,658

Diluted earnings per share:
Earnings from continuing operations	$0.75	$0.77	$1.65	$1.92
Loss from discontinued operations	—	(0.01)	(0.01)	(0.01)
Net earnings	$0.75	$0.76	$1.64	$1.91

Diluted average shares (thousands)	161,035	164,993	162,977	164,440

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheet

Unaudited

	September 30,	December 31,	September 30,
$ in millions	2018	2017	2017

Assets
Current assets:
Cash and cash equivalents	$440	$492	$339
Trade receivables, net	992	663	1,028
Inventories	973	1,036	1,046
Prepaid expenses and other current assets	259	229	254
Total current assets	2,664	2,420	2,667

Property, plant and equipment, net	3,044	3,131	3,036
Goodwill	2,549	2,590	2,621
Intangibles, net	422	439	473
Other assets	1,261	1,176	1,202

Total assets	$9,940	$9,756	$9,999

Liabilities and Share Owners’ Equity
Current liabilities:
Accounts payable	$1,048	$1,324	$1,087
Short-term loans and long-term debt due within one year	152	162	243
Current portion of asbestos-related liabilities	100	100	115
Other liabilities	604	579	617
Other liabilities - discontinued operations	115	115	115
Total current liabilities	2,019	2,280	2,177

Long-term debt	5,487	5,121	5,378
Asbestos-related liabilities	442	482	528
Other long-term liabilities	925	946	977
Share owners’ equity	1,067	927	939

Total liabilities and share owners’ equity	$9,940	$9,756	$9,999

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flow

Unaudited

	Nine months ended September 30
$ in millions	2018	2017
Cash flows from operating activities:
Net earnings	$285	329
Loss from discontinued operations	1	2
Non-cash charges
Depreciation and amortization	384	372
Pension expense	25	22
Restructuring, asset impairment and related charges	70	48
Cash payments
Pension contributions	(26)	(28)
Asbestos-related payments	(40)	(49)
Cash paid for restructuring activities	(21)	(30)
Change in components of working capital	(545)	(601)
Other, net (a)	(34)	(26)
Cash provided by continuing operating activities	99	39
Cash utilized in discontinued operating activities	(1)	(2)
Total cash provided by operating activities	98	37
Cash flows from investing activities:
Cash payments for property, plant and equipment	(383)	(292)
Acquisitions, net of cash acquired	(48)	(37)
Net cash proceeds on disposal of assets	10	14
Cash utilized in continuing investing activities	(421)	(315)
Cash provided by discontinued investing activities	—	115
Total cash utilized in investing activities	(421)	(200)
Cash flows from financing activities:
Changes in borrowings, net	413	23
Issuance of common stock and other	1	(5)
Treasury shares repurchased	(107)
Payment of finance fees	(13)	(23)
Distributions to noncontrolling interests	(9)	(9)
Cash provided by (utilized in) financing activities	285	(14)
Effect of exchange rate fluctuations on cash	(14)	24
Change in cash	(52)	(153)
Cash at beginning of period	492	492
Cash at end of period	$440	$339

(a)                                 Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

Unaudited

	Three months ended September 30
$ in millions	Americas	Europe	Asia Pacific	Total (a)

Net sales for reportable segments- 2017	$963	$624	$188	$1,775
Effects of changing foreign currency rates (b)	(41)	(5)	(14)	(60)
Price	32	7	1	40
Sales volume & mix	(15)	(13)	(10)	(38)
Total reconciling items	(24)	(11)	(23)	(58)
Net sales for reportable segments- 2018	$939	$613	$165	$1,717

	Three months ended September 30
$ in millions	Americas	Europe	Asia Pacific	Total (a)
Segment operating profit - 2017	$159	$81	$20	$260
Effects of changing foreign currency rates (b)	(9)	1	(1)	(9)
Price	32	7	1	40
Sales volume & mix	(1)	(3)	(3)	(7)
Operating costs	(23)	1	(7)	(29)
Total reconciling items	(1)	6	(10)	(5)
Segment operating profit - 2018	$158	$87	$10	$255

	Nine months ended September 30
$ in millions	Americas	Europe	Asia Pacific	Total (a)

Net sales for reportable segments- 2017	$2,774	$1,813	$516	$5,103
Effects of changing foreign currency rates (b)	(52)	117	(11)	54
Price	76	17	5	98
Sales volume & mix	(21)	(17)	(19)	(57)
Total reconciling items	3	117	(25)	95
Net sales for reportable segments- 2018	$2,777	$1,930	$491	$5,198

	Nine months ended September 30
$ in millions	Americas	Europe	Asia Pacific	Total (a)
Segment operating profit - 2017	$459	$220	$51	$730
Effects of changing foreign currency rates (b)	(16)	17		1
Price	76	17	5	98
Sales volume & mix	4	(4)	(6)	(6)
Operating costs	(65)	10	(34)	(89)
Total reconciling items	(1)	40	(35)	4
Segment operating profit - 2018	$458	$260	$16	$734

(a) Reportable segment data excludes the Company’s global equipment business.

(b) Currency effect on net sales and segment operating profit determined by using 2018 foreign currency exchange rates to translate 2017 local currency results.

OWENS-ILLINOIS, INC.

Reportable Segment Information

Unaudited

	Three months ended September 30
$ in millions	2018	2017
Net sales:
Americas (a):	$939	$963
Europe	613	624
Asia Pacific	165	188
Reportable segment totals	1,717	1,775
Other	17	16
Net sales	$1,734	$1,791

Segment operating profit (b):

Americas (a):	$158	$159
Europe	87	81
Asia Pacific	10	20

Reportable segment totals	255	260

Items excluded from segment operating profit:
Retained corporate costs and other	(24)	(25)
Items not considered representative of ongoing operations	—
Interest expense, net	(63)	(63)
Earnings from continuing operations before income taxes	$168	$172

Ratio of earnings from continuing operations before income taxes to net sales	9.7%	9.6%

Segment operating profit margin (c):

Americas	16.8%	16.5%
Europe	14.2%	13.0%
Asia Pacific	6.1%	10.6%

Reportable segment margin totals	14.9%	14.6%

(a)         Beginning in the first quarter of 2018, to better leverage its scale and presence across a larger geography and market, and to reduce administrative costs, the Company consolidated the former North America and Latin America segments into one segment named the Americas.

(b)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)          Segment operating profit margin is segment operating profit divided by segment net sales.

OWENS-ILLINOIS, INC.

Reconciliation to Expected Adjusted Earnings - FY18

Unaudited

	Current Guidance			Previous Guidance
	Forecast for Year Ended December 31, 2018			Forecast for Year Ended December 31, 2018
$ in millions, except per share amounts	Low End of Guidance Range		High End of Guidance Range	Low End of Guidance Range		High End of Guidance Range

Earnings from continuing operations attributable to the Company	$368		$378	$373		$390
Items management considers not representative of ongoing operations:
Restructuring, asset impairment and other charges(a)	73		73	73		73
Charges for the write-off of finance fees(a)	11		11	11		11
Net benefit for income tax on items above(a)	(9)		(9)	(9)		(9)
Total adjusting items (non-GAAP)	$75		$75	$75		$75

Adjusted earnings (non-GAAP)	$443	to	$453	$448	to	$465

Diluted average shares (thousands)	163,000		163,000	163,000		163,000

Earnings per share from continuing operations (diluted)	$2.26	to	$2.32	$2.29	to	$2.39
Adjusted earnings per share (non-GAAP)	$2.72	to	$2.78	$2.75	to	$2.85

(a)                            Includes management decisions through September 30, 2018. Further actions may be taken during 2018.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Free Cash Flow for the Year Ended December 31,

Unaudited

	2018
	Current Forecast	2018
$ in millions, except per share amounts	Range	Previous Forecast

Cash provided by continuing operating activities	$750 - $775	$800
Additions to property, plant and equipment	(500)	(500)
Asbestos-related payments	100	100
Adjusted free cash flow (non-GAAP)	$350 - $375	$400

Cash utilized in investing activities	(a)	(a)

Cash provided by (utilized in) financing activities	(a)	(a)

(a)                                                         Forecasted amounts for full year 2018 are not yet determinable at this time.